Exhibit 99.2

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands; unaudited)

	Three Months Ended		Year Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Consolidated Statements of Income
Interest Income
Interest and fees on loans	$18,715	$17,917	$70,898	$70,565
Interest on securities	285	1,087	1,198	3,030
Other interest income	182	27	224	84

Total Interest Income	19,182	19,031	72,320	73,679

Interest Expense
Interest on deposits	4,626	3,117	15,223	11,813
Interest on borrowings	798	677	3,110	2,146

Total Interest Expense	5,424	3,794	18,333	13,959

Net Interest Income	13,758	15,237	53,987	59,720
Provision for loan losses	—	4,548	2,365	13,046

Net Interest Income After Provision for Loan Losses	13,758	10,689	51,622	46,674

Noninterest Income
Fees and service charges	1,353	1,310	4,942	4,925
Brokered fee income *	283	367	1,293	1,257
Other	916	611	2,148	3,065

Total Noninterest Income	2,552	2,288	8,383	9,247

Noninterest Expense
Salaries and employee benefits	6,561	5,646	23,439	22,936
Occupancy expense, net	897	839	3,534	3,078
Equipment expense	650	573	2,657	2,232
State business and occupation tax	267	216	960	936
Foreclosed real estate and other foreclosed assets expense	125	3,001	669	5,281
Intangible assets amortization	62	63	251	251
Other	2,658	2,284	9,625	8,032

Total Noninterest Expense	11,220	12,622	41,135	42,746

Income Before Provision for Income Tax	5,090	355	18,870	13,175
Provision for Income Tax	1,123	(367)	4,998	3,670

Net Income	$3,967	$722	$13,872	$9,505

*	Brokered fee income was previously included in interest and fees on loans. The reclassification was made during the quarter ended December 31, 2005, and all periods presented reflect the reclassification.

Additional Information:
Average Earning Assets	$1,033,418	$1,044,140	$989,417	$990,347
Average Assets	$1,113,567	$1,126,650	$1,071,289	$1,084,124